EXHIBIT 99.1

TurboChef Reports Continued Strong Results for Third Quarter 2007

Commercial Segment Revenues Increase 140% and 40% Sequentially; Gross Margins and
Operating Income Continue to Expand; Residential Product Launch Continues
Momentum

Atlanta, Georgia, November 6, 2007 – TurboChef Technologies, Inc. (NASDAQ: OVEN) today reported financial results for the three and nine months ended September 30, 2007.

Significant Items:

•
Total revenue for the third quarter 2007 was $32.5 million, including $265,000 from initial sales of the residential product. On a sequential basis, commercial revenue increased 40% over the $23.0 million revenue reported in second quarter 2007 and the year over year quarterly increase was 140%.

•
For the fifth consecutive quarter, the commercial segment posted strong gains in revenue and operating income. Commercial segment operating income for the three months ended September 30, 2007 increased 94% to $6.0 million or 19% of segment revenue, as compared with $3.1 million or 13% of segment revenue for the sequential quarter ended June 30, 2007.  The Company now expects to report $100 to $108 million in commercial revenues for 2007, up from the previously announced range of $85 to $95 million.

•
Three major customers accounted for approximately 69% of the quarter’s commercial revenue. Diversification of the commercial customer base continues and revenue from Subway was only 12% of the third quarter’s revenue, as compared with 19% of revenue for the prior quarter and 29% for the year ago quarter. Gross margins were 40% reflecting higher sales volumes, continued improvement in service agreement margins and the positive benefits of the sales mix in the quarter.

•
Momentum in the commercial business continues and 2008 should reflect a year of continued growth in profitability. TurboChef is pleased to have partnered with Sara Lee through their Toastworks initiative whereby Sara Lee will offer sandwiches toasted in TurboChef’s Tornado ovens to foodservice channels, including convenience stores, retail foodservice and non-commercial segments across America.

•
Revenue from sales of the Company’s 30” Double Wall Speedcook Oven commenced this quarter. The Residential segment reported a segment loss of $3.0 million including $1.4 million for marketing and promotion expenses associated with the brand launch. Revenue recognition from shipments of demonstration units to the Company’s network of premium dealers is deferred based on their terms and will be recognized in the future. The consumer advertising campaign was initiated in a number of leading publications and marketing investments continue to focus on demonstrating the product in highly visible national events, regional and local dealer showrooms. We now have dealer representatives in all of America’s top 20 metropolitan areas with many affluent secondary markets represented as well.

•
The Company estimates that its commercial revenue for 2008 will be in the range of $125 - $135 million. While the reception of the residential product in the marketplace continues to be extremely positive, it still remains too early to provide guidance on residential revenue expectations.

Financial Review

For the three months ended September 30, 2007, total revenue was $32.5 million, including $265,000 from sales of the newly-released residential oven, as compared with $13.4 million in the year ago quarter. As a percentage of total revenue, cost of product sales for the quarter was 60.3% as compared with 60.7% for the second quarter of 2007 and as compared with 62.3% for the year ago quarter.

Selling, general and administrative expenses for the quarter were impacted by the higher sales volume, costs attributable to the review of the Company’s stock option grants and practices for the period from its initial public offering in 1994 to the present and investment spending relating to launch of the Company’s residential oven products.  Cost for the options inquiry in the third quarter was $2.5 million, while the marketing/advertising spend was $1.4 million primarily related to print advertising and dealer launch events in the quarter. As the Company has previously stated, it is committing substantial marketing resources to help ensure the successful launch of this revolutionary residential oven.

The Company reported a net loss of $1.8 million or $0.06 per share for the third quarter of 2007 as compared with a net loss of $10.7 million or $0.37 per share for the year ago quarter. The 2007 third quarter loss includes a $2.5 million charge or about $0.09 per share attributable to costs of the stock option inquiry and $1.4 million or about $0.05 per share in marketing costs related to the launch of its new residential oven products. Absent the charge for the option investigation, the Company would have had net income of approximately $800,000 or $0.03 per share for the quarter. Increased profitability is an important goal for the Company.

The Company has now concluded its review of stock option grants and practices for the period from the Company’s 1994 initial public offering to the present and brought current all its required filings with the Securities and Exchange Commission. As reflected in these filings, other than the cost of the review, there was no impact on the operating results in the financial statements for 2006 and 2007 and the impact for prior periods was non-cash. The aggregate cost of the option review to date has been $6.6 million.

Richard Perlman, Chairman of TurboChef said, “This was an outstanding quarter for TurboChef and we are very pleased with our operating results.  We beat revenue, gross profit and operating income expectations and are consistently delivering the results we indicated to investors we thought we could deliver.  Our commercial business continues to expand, building on the strong momentum we have in the marketplace.  We are pleased that we have an ever increasing number of the country’s top consumer brands as customers and are delighted that our partnership with Sara Lee adds to this group.”

Jim Price, Chief Executive Officer of TurboChef added, “We also are pleased with our efforts to reduce costs in our supply chain, given the challenges all companies have faced regarding cost pressures on materials.  Our procurement team has done an excellent job of sourcing more durable and reliable components resulting in improved performance, efficiency and reliability for our ovens.  These efforts have resulted in lower warranty expense as well.

We also continued to make great progress in the quarter regarding our residential ovens.  We are near completion in shipping the oven to our North American dealer network for display and cooking experiences.  We are seeing significant increases in lead-generation from our marketing efforts and are gradually adding to our current list of orders.  With a strong marketing program and the “oven reinvented” advertising campaign behind the consumer launch of our residential oven, we are very positive on the performance and growth prospects of our residential oven.”

About TurboChef

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and has recently introduced equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods.  A partial list of commercial customers includes 7-Eleven, Aramark, Boston Market, Compass Group, Disney, Donato’s Pizza, Dunkin’ Brands, Einstein Noah Restaurant Group, Eurest Dining Services, Harrah’s/Caesar’s/Grand Casinos, Hilton, HMS Host, Holiday Inn Express, Kwik Trip, Lowes Cineplex Entertainment, QuickChek, Safeway Stores, Sheetz, Sodexho Health Care, Spoleto, Starbucks Coffee Company, Starwood Hotels, Subway, Telepizza and Whole Foods Market. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA  30328. Visit TurboChef at www.turbochef.com.

TurboChef will be hosting a conference call to discuss its results on Tuesday November 6, 2007, at 4:45 p.m. EDT. To join the conference call, please dial (800) 374-0113 (access code: 19628285) or access the audio feed through a webcast link on our website at www.turbochef.com.  International callers, please dial: 706-758-9607 (access code: 19628285). A replay of the conference call will be available through our website or by calling 800-642-1687 or 706-645-9291 and using the same access code 19628285.

For more information, contact:

James A. Cochran
Senior Vice President
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia  30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, and the results of government inquiries and possible regulatory action or private litigation regarding the Company’s stock option grants and practices.  The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30,	December 31
	2007	2006

Assets:

Current assets:

Cash and cash equivalents	$14,241	$19,675
Accounts receivable, net	31,556	11,001
Other receivables	2,195	2,771
Inventory, net	13,125	11,311
Prepaid expenses	1,695	2,128

Total current assets	62,812	46,886

Property and equipment, net	7,042	7,944

Developed technology, net	5,358	5,963
Goodwill	5,934	5,934
Covenants not-to-compete, net	4,454	4,874
Other assets	253	174

Total assets	$85,853	$71,775

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$19,944	$9,200
Accrued expenses	7,073	3,103
Future installments due on covenants not-to-compete and additional consideration
for assets acquired	6,081	3,793
Amounts outstanding under credit facility	9,000	-
Deferred revenue	5,640	2,977
Accrued warranty	1,173	1,889
Deferred rent	247	247

Total current liabilities	49,158	21,209

Future installments due on covenants not-to-compete and additional consideration for
assets acquired, non-current	-	3,550
Deferred rent, non-current	1,035	1,218
Other liabilities	94	93

Total liabilities	50,287	26,070

Commitments and contingencies

Stockholders’ equity:

Preferred membership units exchangeable for TurboChef common stock	384	384
Common stock, $.01 par value, authorized 100,000,000 shares, issued 29,375,367 and 29,197,145 shares at September 30, 2007 and
December 31, 2006, respectively	294	292
Additional paid-in capital	172,879	169,821
Accumulated deficit	(137,991)	(124,792)

Total stockholders’ equity	35,566	45,705

Total liabilities and stockholders’ equity	$85,853	$71,775

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues:
Product sales	$32,247	$13,120	$72,912	$32,392
Royalties and services	246	281	880	1,039
Total revenues	32,493	13,401	73,792	33,431

Costs and expenses:
Cost of product sales	19,579	8,349	45,043	22,256
Research and development expenses	1,101	1,163	3,967	3,313
Purchased research and development	-	7,665	-	7,665
Selling, general and administrative expenses	12,670	6,124	35,248	18,775
Restructuring costs	-	-	-	(41)
Depreciation and amortization	995	999	2,906	2,821
Total costs and expenses	34,345	24,300	87,164	54,789

Operating loss	(1,852)	(10,899)	(13,372)	(21,358)

Other income (expense):
Interest income	160	332	561	1,056
Interest expense and other	(72)	(101)	(388)	(285)
	88	231	173	771

Net loss	$(1,764)	$(10,668)	$(13,199)	$(20,587)

Per share data:
Net loss per share:

Basic and diluted:	$(0.06)	$(0.37)	$(0.45)	$(0.72)

Weighted average number of common shares outstanding:

Basic and diluted:	29,274,530	28,835,787	29,248,970	28,757,093

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Nine Months Ended September 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(13,199)	$(20,587)
Adjustments to reconcile net loss to net cash used in operating activities:
Purchased research and development	-	7,665
Depreciation and amortization	2,906	2,821
Amortization of deferred rent	(183)	(183)
Amortization of deferred loan costs and non-cash interest	321	250
Non-cash compensation expense	1,225	160
Provision for doubtful accounts	302	95
Other	11	8
Changes in operating assets and liabilities:
Accounts receivable	(20,868)	(1,126)
Inventories	(2,184)	123
Prepaid expenses and other assets	981	165
Accounts payable	10,745	1
Accrued expenses and warranty	3,254	(1,204)
Deferred revenue	2,663	(207)

Net cash used in operating activities	(14,026)	(12,019)

Cash flows from investing activities:
Property and equipment expenditures	(571)	(2,876)

Net cash used in investing activities	(571)	(2,876)

Cash flows from financing activities:
Borrowings under credit facility	9,000	-
Proceeds from the exercise of stock options and warrants	313	724
Payment of deferred loan costs	(150)	(25)

Net cash provided by financing activities	9,163	699

Net change in cash and cash equivalents	(5,434)	(14,196)
Cash and cash equivalents at beginning of period	19,675	40,098
Cash and cash equivalents at end of period	$14,241	$25,902

NONCASH INVESTING AND FINANCING ACTIVITIES:

Noncash financing activity - issuance of common stock for acquisition of intangible assets	$1,520	$1,871

Noncash financing activity - conversion of Enersyst preferred membership units	$-	$554

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	28	29